EXHIBIT 10.5

Term Sheet

Dated February 22, 2016

Between

Koolbridge Solar Inc. (KBS) and Lawrence D Zirbel (LDZ)

Background LDZ is a founder and director of KBS and has actively helped and participated in many aspects of KBS's business efforts. KBS has a need for someone to manage the development of its products and assist with managing the activities of the engineering team. LDZ has experience in this area and has been assisting in an advisory capacity and will transition to a more active role during this engagement.

Basic Engagement Terms:

1-	LDZ will work with KBS as Vice President of Product Development through January 1, 2017.

2-	LDZ will not work exclusively for KBS during the period of his and will continue to work with GSA, Clear Village, Inc. and Minnesota Properties.

3-	LDZ will work as an at-will employee.

4-

KBS and LDZ are able to terminate employment at any time with a 30 day written notice to the other party. If terminated for other than cause, LDZ will receive two (2) month's salary, at the current pay rate, and all options that would vest on a prorated basis through the end of the month of termination and non-vested options would be forfeited.

5-	The stock option program herein will be in addition to all prior stock granted to date.

6-	Parties agree to use binding arbitration in the event of a dispute.

Tasks and Responsibilities:

7-	LDZ will manage the engineering staff and be responsible for meeting the technical deadlines set forth by the company within the budget allocated for product development.

8-	KBM management will work with LDZ to establish milestones and budgets for Product Development.

1

Compensation:

9-	KBS and LDZ agree that compensation will be a combination of cash, stock and/or stock options in such a manner as to preserve cash and mitigate tax consequences.

10-	This Agreement will begin immediately upon approval of both KBS and LDZ and be retroactive to January 1, 2016.

•	KBS will grant LDZ 1,300,000 stock options in KBS at .25 cents per share.
•	650,000 Options will vest at immediately upon approval of this term sheet.
•	650,000 Options will vest on January 1st, 2017.
•	Upon termination for cause, all non-vested options are forfeited.
•	If terminated for other than cause, refer to #3 under Basic Engagement Terms in this document.
•	Stock options will expire 10 years from the grant date.

11-	KBS will pay LDZ a salary of $800 per month from January 1, 2016 through December 31st, 2016.

Liquidity Event:

12-	All stock options not vested at the date of an acquisition or merger will vest immediately upon the completion of that transaction.

Signed  /s/ John Stephen Burnett                                                            Date __________________________

John Stephen Burnett

Chairman and CEO

Signed /s/ Lawrence D. Zirbel                                                                  Date _________________________

Lawrence D. Zirbel